ANDREW N. BERNSTEIN, P.C.

ATTORNEY AT LAW

8101 EAST PRENTICE AVENUE, SUITE 890

GREENWOOD VILLAGE, COLORADO 80111

TELEPHONE (303) 770-7131

FACSIMILE (303) 770-7332

EMAIL: anbpclaw@gmail.com

Exhibit 5.1

August 25, 2015

Mesa Laboratories, Inc.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Re:	Mesa Laboratories, Inc.
The Mesa Laboratories, Inc. 2014 Equity Plan
Registration Statement on Form S-8

Gentlemen:

We have acted as securities counsel for Mesa Laboratories, Inc., a Colorado corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 1,100,000 shares (the “Shares”) of the common stock, no par value per share (the “Common Stock”), of the Company under The Mesa Laboratories, Inc. 2014 Equity Plan (the “Plan”) for officers, directors, employees and advisors of the Company.

A registration statement on Form S-8 (the “Registration Statement”) covering the issuance and sale of the Shares from time to time upon exercise of stock options pursuant to the Plan will be filed under the Act with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and the amended Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, (iv) the Plan, and (v) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Mesa Laboratories, Inc.

August 25, 2015

Attorneys at our Firm are admitted to the practice of law in the State of Colorado, and we express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance by the Company and, when sold, issued and delivered in the manner and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable under Colorado law.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ ANDREW N. BERNSTEIN, P.C. Andrew N. Bernstein, P.C.